                                                              Exhibit 11



                    MCDONNELL DOUGLAS CORPORATION
                  COMPUTATION OF EARNINGS PER SHARE
           (Dollar amounts in millions, except share data)


Years Ended December 31              1994           1993            1992
                                     ----           ----            ----

PRIMARY

  Weighted average shares
     outstanding                  118,301,352   117,770,733    116,518,995
                                  ===========   ===========    ===========

  Net earnings (loss):

  Earnings from continuing
    operations before cumulative
    effect of accounting change          $598          $359          $ 698
  Discontinued operations,
    net of income taxes                                  37             57
  Cumulative effect of initial
    application of new accounting
    standard for postretirement
    benefits                                                        (1,536)
                                       ------         -----        -------
  Net earnings (loss)                    $598          $396          $(781)
                                       ======         =====        ========


  Earnings (loss) per share:

    Continuing operations               $5.05         $3.06         $ 5.99
    Discontinued operations,
      net of income taxes                               .31            .49
    Cumulative effect of accounting
      change                                                        (13.18)
                                       ------        ------         -------
  Primary earnings (loss) per
    share                               $5.05         $3.37         $(6.70)
                                       ======        ======         =======



Earnings per share computations are based upon the weighted average common shares outstanding during the period. Common stock equivalents (options) are not material. Accordingly the computation of fully diluted earnings per share is the same as the primary computation.